Exhibit 99.1

FOR IMMEDIATE RELEASE                                Contact:  John Kyte
                                                            803-933-4212
March 21, 2000

SAFETY-KLEEN ANNOUNCES INTERIM CFO APPOINTMENT; RETENTION OF JAY ALIX & ASSOCIATES; CONTINUING NEGOTIATION WITH LENDERS REGARDING ADDITIONAL CREDIT AVAILABILITY

         (Columbia, SC)--Safety-Kleen Corp. (NYSE: SK) announced today the appointment of John G. (Jack) McGregor as interim Chief Financial Officer (CFO), and the retention of Jay Alix & Associates of Southfield, Michigan. McGregor is a principal with Jay Alix & Associates, a nationally recognized firm specializing in corporate turnarounds and financial restructuring.

         "In appointing Jack as CFO, the Safety-Kleen Board of Directors has selected an experienced financial manager whose background includes working with companies having operating and financial difficulties similar to those facing Safety-Kleen," said David E. Thomas, Jr., Chairman of the Safety-Kleen Board's Executive Committee. "Jack brings a wealth of corporate and financial experience to our management team, and his talent in turning companies around will help ensure that we have the specific skills necessary to meet the challenges ahead. We are working to get this Company back on the right financial footing, and Jack McGregor has the track record that we need to help make that happen. In addition, Jay Alix & Associates will provide immediate access to other principals experienced in crisis information systems and hazardous waste operations management."

          "Jack McGregor will focus his efforts on stabilizing our financial situation in the short term and on developing a comprehensive financial plan," said Grover Wrenn, Vice Chairman of Safety-Kleen.

         "McGregor has more than 20 years' experience in turning around troubled companies," Wrenn said, "and he has stepped in to fill key management roles on an interim basis for such major companies as Memorex Telex and FoxMeyer Drug Co. Additionally, he served as interim CEO and Chief Restructuring Officer for Philip Services Corp., a $2.5 billion waste management and metals processing company. McGregor was formerly a partner with the accounting firm of Ernst & Young (Canada)."

         "Safety-Kleen certainly faces significant challenges in operations, finance and information systems," McGregor said, "but with the management experience already in place, a dedicated workforce of approximately 10,000 employees in the U.S. and Canada, and the assistance of our lenders, I believe we can develop and execute a turnaround plan. I am proud to be part of the management team."

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         Safety-Kleen  also  announced that the Company had so far been provided with availability of approximately $10.0 million under the recently announced $20.0 million interim credit facility with a group of its lenders. Mr. Thomas indicated that "we continue to work with our lenders to gain additional necessary availability under this or other credit facilities. Our lenders have requested certain detailed financial information and have inquired about the availability of collateral to support additional borrowings. We are working diligently to provide them with all necessary information. Additional meetings with lenders are expected as early as next week."

         This press release contains forward-looking statements. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to, the conclusion of negotiations with the lenders, the availability of additional funding under the interim credit facility, the purchaser's due diligence investigation of the Elgin facility, and matters that may arise during the negotiation of definitive documentation for the sale of that property.